Exhibit 10.1
Summary of 2009 Cash Bonuses

Name and Title	2009 Cash Bonuses
Stephen H. Capp	$450,000
Executive Vice President and Chief Financial Officer
John A. Godfrey	$350,000
Executive Vice President, General Counsel and Secretary
Carlos Ruisanchez	$350,000
Executive Vice President of Strategic Planning and Development
Alain Uboldi	$300,000
Chief Operating Officer